Exhibit 5.1

Delphine Currie Direct Phone: +44 (0)20 3116 3026 Email: DCurrie@reedsmith.com	Reed Smith llp The Broadgate Tower 20 Primrose Street London EC2A 2RS Phone: +44 (0)20 3116 3000 Fax: +44 (0)20 3116 3999 DX1066 City / DX18 London reedsmith.com

Our Ref: DAC.KM.405514.20001

To:	CorpAcq Group Plc
CorpAcq House
1 Goose Green
Altrincham
United Kingdom
WA14 1DW

29 February 2024

Dear Sirs,

CorpAcq Group Plc — English Legal Opinion

We are issuing this opinion in our capacity as English law counsel to CorpAcq Group Plc, a public limited company incorporated under the laws of England and Wales (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of a Registration Statement on Form F-4 (Registration No. 333-275613) originally filed with the U.S. Securities and Exchange Commission (the "Commission") on November 17, 2023 and as amended through the date hereof (the "Registration Statement") of, among other securities:

•	up to 57,064,261 ordinary A1 shares of the Company of nominal value US$0.001 each (each, an "Ordinary A1 Share"), with each such Ordinary A1 Share to be represented by a depositary share;

•	up to 27,600,000 Ordinary A1 Shares to be represented by depositary shares and to be issued upon either (i) the conversion or redemption of the class C1 shares of the Company of nominal value $0.10 each (each a "Class C1 Share") or (ii) the exercise or redemption of the warrants of the Company (each a "Warrant") (each such Ordinary A1 Share, a "Converted Ordinary A1 Share"), with each Class C1 Share and Warrant to be represented by a depositary share or depositary warrant, respectively; and

•	up to 27,600,000 Class C1 Shares,

(together, the “Transaction”).

Prior to completion of the business combination to be implemented pursuant to the Agreement and Plan of Merger dated 1 August 2023 (as amended on 26 December 2023), by and among the Company, Churchill Capital Corp VII, a Delaware corporation (“Churchill”), NorthSky Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, CorpAcq Holdings Limited, a private limited company incorporated under the laws of England & Wales (“CorpAcq”), Polaris Bermuda Limited, an exempted company limited by shares incorporated under the laws of Bermuda and a direct, wholly owned subsidiary of the Company, and the shareholders of CorpAcq set forth on the signature pages thereto, filed as Annex A to the Registration Statement (as amended, supplemented, or otherwise modified through the date hereof, the "Business Combination Agreement"), the holders of warrants issued by Churchill (the “Churchill Warrants”) will elect whether they wish to receive (i) Class C1 Shares or (ii) Warrants, in either case in exchange for the Churchill Warrants held by them.

We have taken instructions solely from the Company.

1	Scope and purpose

1.1	This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

1.2	This opinion is limited to English law in force at the date of this opinion as currently applied and interpreted by the English courts. You should read references to "English law" and to the "laws of England & Wales" accordingly. This opinion does not express any views as to matters of United Kingdom taxation.

1.3	This opinion, each opinion expressed in it (each an "opinion statement") and any non-contractual obligations arising out of or in connection with it (and/or any opinion statement) is governed by and construed in accordance with English law.

1.4	We have not investigated the laws of any country or jurisdiction other than England (a "foreign jurisdiction"). We assume that no law or regulation of a foreign jurisdiction (a "foreign law") affects any of the opinion statements. We make no opinion statement in relation to any foreign law (including to the extent it may affect matters of English law) or the application or interpretation of English law or any foreign law by any court of a foreign jurisdiction (a "foreign court"). We make no opinion statement in relation to the enforceability of any judgement of a foreign court. In relation to any agreement governed by a foreign law referred to in this opinion, to the extent relevant to any of our opinion statements, we assume that words, legal concepts and phrases in that agreement have the same meaning they would have if the agreement was governed by English law.

1.5	This opinion only applies to those facts and circumstances which exist at the date of this opinion. You expressly agree and acknowledge that we do not have and do not assume any obligation to provide you with any opinion or advice, or to update this opinion in any respect, after the date of this opinion.

1.6	The opinion statements are based on the documents and records that we have examined (each as described in this opinion) and are subject to the assumptions set out in Schedule 1 (Assumptions), the qualifications and reservations set out in Schedule 2 (Qualifications) and to any matters not disclosed to us. Each opinion statement is strictly limited to the matters stated below and does not extend, by implication or otherwise, to any other matters. Each provision in this opinion which has the effect of limiting an opinion statement is independent of any other such provision and is not to be read or implied as restricted by it.

2	Defined terms and headings

2.1	In this opinion:

(a)	"Companies Act" means the UK Companies Act 2006;

(b)	"Search" means a Company Search or a Winding-Up Enquiry;

(c)	"Transaction Documents" means the Warrant Agreement, the Warrant Certificate and the Warrant Amendment Agreement;

(d)	"Transaction Party" means any party to a Transaction Document that is not the Company;

(e)	"Warrant Agreement" means the warrant agreement dated 11 February 2021 (as amended on 16 November 2023) by and between Churchill and Continental Stock Transfer & Trust Company, a New York limited purpose trust company;

(f)	"Warrant Certificates" means the warrant certificates constituting the Warrants; and

(g)	"Warrant Amendment Agreement" means the form of warrant assignment, assumption and amendment agreement appended to the Registration Statement as Annex H and which modifies the Warrant Agreement.

2.2	The headings in this opinion do not affect its interpretation. In particular, headings are included in Schedule 1 (Assumptions) and Schedule 2 (Qualifications) for convenience only and should not be read or construed as limiting the applicability of the assumptions, qualifications or reservations set out in those schedules to a particular opinion statement unless expressly noted therein.

3	Legal review

3.1	For the purposes of issuing this opinion, we have reviewed the following documents:

(a)	a signed PDF copy of the Business Combination Agreement;

(b)	a signed PDF copy of the Warrant Agreement;

(c)	a PDF copy of the Warrant Certificate;

(d)	a PDF copy of the Warrant Amendment Agreement;

(e)	a PDF copy of the certificate of incorporation of the Company (and any certificate of incorporation on change of its name) and its articles of association (and, if applicable, its memorandum of incorporation) and the new articles of association to be adopted by the Company;

(f)	a copy of the minutes of a meeting of the Company's directors to resolve, inter alia, to provisionally allot the Ordinary A1 Shares, the Class C1 Shares, the Warrants and the Converted Ordinary A1 Shares (the "Board Approval");

(g)	a copy of the resolutions of the Company's member(s) authorising the directors of the Company to allot the Ordinary A1 Shares, the Class C1 Shares, the Warrants and the Converted Ordinary A1 Shares (as may be required) (the "Member Approval");

(h)	a draft report to be issued by Ernst & Young LLP issued pursuant to section 593(1) of the Companies Act and relating to the issue of the Class C1 Shares; and

(i)	a PDF copy of the Registration Statement.

3.2	We have carried out online searches relating to the Company at Companies House timed at 12.02 p.m. on 29 February 2024 which revealed no order or resolution to wind up the Company and no notice of appointment of an administrator or receiver of the Company.

3.3	We have also reviewed the results of searches made by CRO Info at approximately 12.06 p.m. on 29 February 2024, in respect of the Company at (i) the Central Registry of Winding-up Petitions at the Insolvency and Companies List (formerly known as the Companies Court) in London, (ii) the Gazette, and (iii) Companies House (each a "Winding-Up Enquiry"). The search revealed no entries against the Company.

3.4	We have not reviewed or examined any other document or record, or made any other enquiry, in connection with the giving of this opinion. We have assumed that the documents described in this paragraph 3 are in full force and effect without any amendment (however described) and contain all the relevant information which is material for the purposes of the opinion statements and that there is no other document, agreement, instrument, undertaking, obligation, representation or warranty (oral or written) and no other arrangement (whether legally binding or not) made by or between all or any of the Transaction Parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion and the opinion statements.

4	Opinion statements

4.1	Incorporation: The Company is a public limited liability company, duly incorporated and validly existing under English law.

4.2	Power: The Company has the power to enter into and deliver the Warrant Amendment Agreement and the Warrant Certificate, to perform its obligations and exercise its rights under such documents, and to allot, issue and deliver the Ordinary A1 Shares, the Converted Ordinary A1 Shares, the Class C1 Shares or the Warrants, each as contemplated by the Registration Statement.

4.3	Corporate authorisation: The Company has taken all necessary corporate action (i) to authorise the entry into, the delivery of and the performance of its obligations, and the exercise of its rights, under the Warrant Amendment Agreement and the Warrant Certificate, and (ii) to allot, issue and deliver the Ordinary A1 Shares, the Converted Ordinary A1 Shares, the Class C1 Shares or the Warrants, each as contemplated by the Registration Statement.

4.4	Validity of allotment of Shares: Subject to the following:

(a)	the Registration Statement becoming effective under the Securities Act;

(b)	valid entries having been made in relation to the issue of the Ordinary A1 Shares, the Class C1 Shares and the Warrants in the books and registers of the Company; and

(c)	the necessary filings being made at Companies House,

it is our opinion that the Ordinary A1 Shares, Converted Ordinary A1 Shares and Class C1 Shares, if and when allotted and issued, registered in the name of the depositary in the register of members of the Company and delivered as described in the Registration Statement, will be duly and validly authorised and issued, fully paid or credited as fully paid (subject to receipt of valid consideration by the Company for the issue thereof as contemplated by the Registration Statement) and will not be subject to any call for payment of further capital.

5	Disclosure

5.1	This opinion is addressed to you solely for your benefit in connection with the Registration Statement. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

5.2	This opinion may not be relied upon by you for any other purpose, other than as set out in paragraph 5.1 above, and may only be furnished to, or assigned to, or relied upon by, any other person, firm or entity for any purpose, without our prior written consent, in connection with the Registration Statement.

6	GOVERNING LAW AND JURISDICTION

This opinion and any non-contractual obligations arising out of or in connection with it are governed by English law and the English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes (including claims for set-off and counterclaims) arising out of or in connection with this opinion. Having requested production of this opinion and in order to rely on its contents you agree to be bound by its terms.

Yours faithfully

REED SMITH LLP

Schedule 1
ASSUMPTIONS

Status

1	No Transaction Party has taken any corporate or other action nor have any steps been taken or legal proceedings been started against it for its administration, liquidation, winding-up, dissolution, reorganisation or bankruptcy or for the appointment of a liquidator, receiver, trustee, administrator, administrative receiver or similar officer in respect of it or all or any part of its undertaking, property or assets.

2	That nothing has occurred in relation to a Transaction Party which corresponds to the matters described in paragraph 1 above in any jurisdiction in which it is incorporated or formed or in any jurisdiction to which it or any of its assets is subject.

Capacity, power and authority

3	There have been no amendments to the memorandum and articles of association or other constitutional documents of the Company examined by us.

4	Those present at the meetings have been properly appointed and act bona fide and in accordance with their duties throughout.

5	The resolutions of the board of directors of the Company have been duly passed at properly convened, quorate meetings of duly appointed directors of the Company and all those voting were entitled to vote and such resolutions have not been amended, revoked or rescinded and remain in full force and effect in the form examined by us.

6	The resolutions of the Company's member(s) have been duly passed at a properly convened, quorate meeting of Company's member(s) and all those voting were entitled to vote and such resolutions have not be amended, revoked or rescinded and remain in full force and effect in the form examined by us.

7	There are no contractual or other restrictions binding on the Company or its directors or limitations imposed by regulations or resolution of the shareholders of the Company affecting its ability to enter into the Transaction Documents to which it is a party and comply with its obligations therein.

8	That each Transaction Party:

(a)	is duly incorporated or organised, validly existing and in good standing (where the concept is legally relevant) under the laws of its jurisdiction of incorporation;

(b)	has the capacity, power and authority to enter into, deliver and perform the terms of each of the Transaction Documents to which it is a party;

(c)	has taken all necessary action to authorise its entry into, delivery and performance of the Transaction Documents to which it is a party; and

(d)	has duly executed each Transaction Document to which it is a party.

9	That each person who signed or will sign the Transaction Documents was or is the person authorised to do so by appropriate corporate action.

10	That neither the Company nor Transaction Party had actual, constructive or implied notice of any prohibition or restriction on the Company or any other Transaction Party entering into (or authorising the entry into of) the Transaction Documents or performing its obligations thereunder (nor did any such party deliberately refrain from making enquiries in circumstances where it had any suspicion of such matters).

Documents

11	That all signatures, stamps, seals and markings on all documents submitted to us are genuine and were applied to a complete and final version of the relevant document, that those documents are authentic and complete and remain accurate and up-to-date at the date of this opinion, that all signatures which purport to have been attested were made in the presence of the purported witness and that all factual statements contained in those documents (including any factual matter represented by a party to a document) are correct, complete and fair.

12	That each document submitted to us as a certified, electronic, photostatic or facsimile copy conforms to the original of that document and the same assumptions made in the previous paragraph are correct in respect of the original.

13	That each document examined by us in draft or specimen form, will be or has been duly executed and delivered in the form of that draft or specimen without amendment.

14	That all requirements which have arisen from the case of (1) Mercury Tax Group Limited and (2) Darren Neil Masters v (1) HMRC (2) the Crown Court (3) James Michael Preston and (4) David Cook [2008] EWHC 2721 have been, or will be, complied with in the execution and delivery of the Transaction Documents by all of the parties to it.

Searches

15	The information disclosed by the searches and enquiries set out in paragraph 3 (Legal Review) of this opinion is true, complete, accurate and up to date and there is no information which should have been disclosed by those searches which has not been disclosed.

16	If additional searches were made in any County Court or in any District Registry of the High Court where winding-up petitions and applications for the appointment of an administrator may be presented in certain cases, they would not reveal any circumstances which would require amendments to be made to this opinion.

Certificates

17	All documents and certificates on which we have expressed reliance remain accurate, complete and in full force and effect at the date of this opinion.

Directors duties and corporate benefit

18	The directors of the Company have acted, and will act, in accordance with their duties in law and under the articles of association of the Company.

19	The directors of the Company acted, and will act, in the interest of the Company in authorising its entering into and execution of the Transaction Documents to which it is a party and each such director acted, and will act, in the way which he considered, in good faith, would be most likely to promote the success of the Company in accordance with the duty set out in section 172 Companies Act 2006.

20	The entering into and execution by the Company of the Transaction Documents to which it is a party and its rights and obligations under such Transaction Documents are for the purposes of, will sufficiently benefit and are in the interests of the Company.

Consents and filings

21	All consents, licences, approvals, notices, filings and registrations which are necessary under any applicable laws (other than, in the case of the Company, the laws of England) in order to permit the execution, delivery and performance of the Transaction Documents or to protect, perfect or preserve any of the interest created by the Transaction Documents, have been duly made or obtained or will be duly made and obtained within the period permitted or required by such laws or regulations and any conditions to which the Transaction Documents are subject have been or will be satisfied within the period permitted or required.

Ability to pay debts

22	The Company is not unable to pay its debts (within the meaning of section 123 of the Insolvency Act 1986) at the time of entering into the Transaction Documents and the Company will not become unable to pay its debts in consequence of doing so and no analogous event has occurred in any other jurisdiction.

No insolvency steps or proceedings

23	The Company has not passed a resolution for its winding-up, no step has been taken by its directors in relation to obtaining a moratorium or making proposals for a voluntary arrangement under Part 1 of the Insolvency Act 1986, and no proceedings have been commenced or steps taken (including notices of intention to appoint an administrator) for (i) the winding-up of the Company or (ii) the appointment of an administrator (whether by court or out-of-court proceedings), an administrative receiver or receiver or similar officer in respect of all or any assets of the Company or (iii) dissolution of the Company and nor have any analogous proceedings been commenced or steps taken in any other jurisdiction.

Unlawful activity

24	The parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions, anti-trust and human rights laws and regulations and the performance and enforcement of the Transaction Documents are, and will continue to be, consistent with all such laws and regulations.

Secondary legislation

25	All UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the relevant rule-making authorities.

Other assumptions

26	The absence of bad faith, fraud, coercion, duress, misrepresentation, mistake of fact or law and undue influence on the part of the Company or any Transaction Party and its respective directors, employees, officers, agents and advisors (excepting, of course ourselves), that neither the Company nor any Transaction Party held a belief that each Transaction Document was fundamentally different in substance or in kind from what it actually was, that the Transaction Documents have not been entered into in connection with money laundering or any other unlawful activity, that there has been no breach of, or default under, the Transaction Documents and that each Transaction Document has been entered into, and will be carried out, by each Transaction Party thereto in accordance with its terms, in good faith, for bona fide commercial reasons, for the benefit of each of them respectively and on arm's length commercial terms.

27	That no proceedings have been instituted or injunction granted against any Transaction Party or the Company to refrain it from enforcing any of its rights or from performing any of its obligations under the Transaction Documents to which it is a party.

Schedule 2
QUALIFICATIONS

1	Insolvency and creditors' rights

The laws of administration, liquidation, bankruptcy, insolvency, receivership, administrative receivership, moratorium, reconstruction, arrangement, compromise, reorganisation, suretyship or similar laws affecting creditors' rights generally apply.

2	Set-off

To the extent that English insolvency law applies, any provision in the Transaction Documents conferring or waiving or purporting to confer or waive a right of netting, set-off or similar right may be ineffective against a liquidator, administrator or creditor.

3	Interpretation of ‘Enforceable’

The expression 'enforceable' as used in this opinion means that an obligation created by the Transaction Documents are of a type which English courts enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with the terms of the Transaction Documents. In particular, but without limitation, the following matters affect the meaning of 'enforceable':

Injunctive relief and specific performance

The power of an English court to order specific performance of an obligation, to grant injunctive relief or any equitable remedy is discretionary and may not be available in all circumstances. Where damages would be regarded by the court as an adequate alternative remedy, an English court may not grant specific performance nor an injunction.

Public policy

Rights or obligations of any person which could be unlawful or contrary to public policy under English law may not be enforced by an English court.

Exercise of discretion

Where any party to a Transaction Document is vested with discretion, or may determine any matter in its opinion, English law may require that such discretion is exercised reasonably or that such opinion is based on reasonable grounds.

Time bar and set-off

Enforcement of the rights of the parties under the Transaction Documents may become time-barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984; or be or become subject to defences of set-off or counterclaim.

Frustration

Enforcement may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after execution.

Misrepresentation and fraud

The law relating to misrepresentation, mistake and fraud may mean that the Transaction Documents, or part of it, is rescinded, and therefore unenforceable.

Performance of obligations outside England

Where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction.

4	International sanctions

If any party to the Transaction Documents is controlled by or otherwise connected with a person, or is itself resident in, incorporated in, or constituted under the laws of or exercising public functions in a country which is the subject of any sanctions (being any economic or trade sanctions, embargoes, regulations, freezing prohibitions or other restrictions relating to trade, commerce, investment, export, financing or making assets available for any of the foregoing), anti-blocking or anti-boycott law, order, decree or regulation of the governmental institutions or agencies of any of the United Nations or its Security Council or the Office of Financial Sanctions Implementation of His Majesty's Treasury or any other sanctions, anti-blocking or anti-boycott law, order or regulation, implemented or effective in the United Kingdom under the United Nations Act 1946, the Emergency laws (Re-enactments and Repeals) Act 1964, the Protection of Trading Interests Act 1980, the Anti-terrorism, Crime and Security Act 2001, the Sanctions and Anti-Money Laundering Act 2018, the European Union (Withdrawal) Act 2018 (the 'EUWA 2018'), the Extraterritorial Application of Third Country Legislation (Amendment) (EU Exit) Regulations 2019, or The Office of Foreign Assets Control of the U.S. Treasury Department or is otherwise the target of any such sanctions, then the obligations of that party, or the other parties to the Agreement may be unenforceable, void or otherwise affected.

5	Exercise of statutory power

Any provision of the Transaction Documents that constitutes or purports to constitute a restriction on the exercise of any statutory power by any party to the Transaction Documents or any other person may be ineffective.

6	Confidentiality

Confidentiality obligations may be overridden by legal or regulatory requirements or process.

7	Searches and certificates

Searches made at public registries will not necessarily reveal whether or not a resolution has been passed, an appointment made, or proceedings commenced or dismissed, or a charge or other registrable document created. Particulars of such matters are not required to be filed with any court or registry immediately but only within a specified time period or may not be required to be registered. In addition, the searches are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in England and they do not indicate if insolvency proceedings have been commenced elsewhere.

8	Uncertain contract terms

Obligations to act in good faith, agreements to agree and similar provisions may not be enforceable or may not be given substantive effect by the English courts if their meaning is viewed as too uncertain.

9	Future agreement

An obligation on the parties to the Transaction Documents to negotiate and agree certain matters at a future date may not be enforceable by an English court.

10	Penalties unenforceable

If any provision in the Transaction Documents for the payment of liquidated damages, compensation, additional interest or similar amounts is held to be a secondary obligation which imposes a detriment on the responsible party out of all proportion to any legitimate interest of the aggrieved party in the enforcement of a primary obligation, then that provision is likely to be held to be unenforceable as a penalty.

11	Severability

Provisions as to severability in the Transaction Documents may not be binding and the question of whether or not any invalid provision may be severed from other provisions in order to save such other provisions will be determined by an English court at its discretion.

12	Variation

A term of a written agreement may be varied by oral agreement of the parties, notwithstanding that such written agreement requires variations to be made only in writing.

13	Delay

In some circumstances, if a person delays his exercise of a right of action, he may be prevented from exercising that right at all. Any provision in the Transaction Documents purporting to disapply this general rule may not be effective.

14	Privity of contract

Where the operation of the provisions of the Contracts (Rights of Third Parties) Act 1999 is expressly excluded in the Transaction Documents, any person not party to it may be unable to enforce any provision of the Transaction Documents, even if it is expressed to be for their benefit.

15	Costs of enforcement

An English court may refuse to give effect to any provision in the Transaction Documents in respect of costs of enforcement (actual or contemplated) or of unsuccessful litigation before an English court or where the English court itself makes or has itself made an order for costs.

16	Foreign courts

We express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties' agreement as to jurisdiction and/or choice of law.

17	Other Contracts

To the extent that any operative provision in the Transaction Documents is reliant on another contract or a provision in another contract, and such other contract or provision is held to be void then such operative provision would also be unenforceable, to the extent of such reliance.

18	Indemnity

Any indemnity obligations imposed under the Transaction Documents may not be legal, valid, binding or enforceable insofar as they relate to fines and penalties arising out of matters of civil or criminal liability.

19	Tax

We express no opinion as to any liability to tax that may arise as a result of or in connection with the Transaction.

20	Exculpatory Provisions

The effectiveness of contractual terms exculpating a party from liabilities or duties otherwise owed is limited by law.

21	Anti-trust

We have not considered whether the Transaction complies with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws.

22	European Union Withdrawal Acts, the Trade and Cooperation Agreement, and EU Retained Case Law

The United Kingdom of Great Britain and Northern Ireland withdrew from the European Union and the European Atomic Energy Community on 31 January 2020 in accordance with Article 185 of EUWA 2019. 31 January 2020 was also 'exit day' for the purposes of the EUWA 2018 and the European Union (Withdrawal Agreement) Act 2020 (together, the “Withdrawal Acts”). Additionally, the EUWA 2019 and the Withdrawal Acts provided that 31 January 2020 also marked IP Completion Day. Since IP Completion Day, the extent of the application of EU law in, and to, the United Kingdom is as set out in the 'Trade and Cooperation Agreement between (i) the European Union and the European Atomic Energy Community and (ii) the United Kingdom of Great Britain and Northern Ireland (the “Trade and Cooperation Agreement”). The Trade and Cooperation Agreement has been implemented into law in the United Kingdom of Great Britain and Northern Ireland by the European Union (Future Relationship) Act 2020. The Trade and Cooperation Agreement has also entered into EU law.

Since IP Completion Day, decisions of the CJEU have ceased to have binding effect in respect of the laws of England and Wales. In addition, the European Union (Withdrawal) Act 2018 (Relevant Court) (Retained EU Case Law) Regulations 2020 (the “Regulations”) came into force on IP Completion Day. The Regulations provide that that 'relevant courts' of England and Wales are not bound by any retained EU case law (being, broadly, any principles laid down by, and any decisions of, the CJEU, as they have effect in EU law immediately before IP Completion Day, as those principles and decisions are modified by or under the EUWA 2018, or by other English domestic law from time to time), except where there is post-transition case law (being any principles laid down by, and any decisions of, a court or tribunal in England and Wales, as they have effect on or after IP Completion Day) which modifies or applies that retained EU case law and which is binding on the relevant court. For the purposes of the Regulations and this opinion, the 'relevant courts' are:

(a)	the Court Martial Appeal Court;

(b)	the Court of Appeal in England and Wales;

(c)	the court for hearing appeals under section 57(1)(b) of the Representation of the People Act 1983; and

(d)	the Lands Valuation Appeal Court.

In addition, the Supreme Court of England and Wales is not bound by any retained EU case law by virtue of Section 6(4) of the EUWA 2018. In deciding whether to depart from any retained EU case law, a relevant court or the Supreme Court must apply the same test as it would apply in deciding whether to depart from its own case law.

Although this opinion is given in respect of English law as at the date hereof, certain elements of English law (in particular, those relating to the application of EU retained law after IP Completion Day) may be subject to change under the Regulations. We offer no view on the possible impact of such changes on the subject matter of this opinion or the opinions expressed herein.

23	Fact

We give no opinion on matters of fact. In particular, we give no opinion on:

(a)	the jurisdiction of the Company's (i) 'centre of main interests' or (ii) 'establishment', each as referred to in the Recast Regulation on Insolvency, Regulation (EU) 2015/848, as enacted into English law by the EUWA 2018 and amended by the Insolvency (Amendment) (EU Exit) Regulations 2019 SI 2019/146;

(b)	the centre of main interests of the Company as referred to in the Cross Border Insolvency Regulations 2006;

(c)	the tax residency of the Company; or

(d)	the accuracy or completeness of any formula or ratio, (whether expressed in words or symbols) or financial schedule contained in the Transaction Documents, or any cash flow model or financial projection used or to be used in connection with the Transaction, or whether any such formula, ratio, financial schedule, cash flow model or financial projection appropriately reflects the commercial arrangement between the parties.